CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 12 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 20, 2006, relating the financial statements and financial highlights appearing in the September 30, 2006 Annual Report to Shareholders of each of the funds comprising The Select Sector SPDR Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "General Information" and "Financial Highlights" in the Prospectus and under the heading "Counsel and Registered Independent Public Accountants" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
January 24, 2007